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                                                                   EXHIBIT 10.18
                                                            ENTRUST TECHNOLOGIES

July 2, 1998

Michele Axelson
2366 Gamay Common
Livermore, CA  94550

Dear Michele,

We are pleased to confirm our offer to you for the position of Senior Vice President, Finance and Business Development and Chief Financial Officer with Entrust Technologies Inc. (the "Company") reporting to John Ryan, President and Chief Executive Officer. Your start date will be May 20, 1998. Your salary, on an annualized basis, will be $150,000 US, which will be paid biweekly.

As an alternative to Entrust's incentive award plan, you shall be provided with a loan in the amount of $375,000, the terms of which shall be mutually agreed, as evidenced by a promissory note. This loan and related interest will be repaid annually, in incremental measures over four years, with the first year's payment calculated on a pro-rata basis. Entrust may also forgive the loan and interest repayment. Eligibility for forgiveness of the loan will be based on each successive year of successful performance of your CFO and business development responsibilities, as deemed by the CEO, beginning with February 15, 1999. Should your employment with Entrust be terminated before the full amount is forgiven, any remaining balance of the loan and outstanding interest shall be deducted from your final paycheck with any remainder payable within 90 days of termination unless specifically extended by a separate written agreement approved by the Board of Directors.

You are also eligible for a signing bonus of $25,000, payable 50% when employment begins and 50% on September 11, 1998.

Additionally, you will be awarded incentive stock options to purchase 75,000 shares of series A common stock of Entrust with an exercise price to be the lower of $48.30 per share or the strike price at the time of public offering.

If you are terminated from the position of Chief Financial Officer within one year of an Acquisition Event (as defined in the 1996 Stock Incentive Plan), and this termination is not by reason of your disability, retirement, death, resignation or a for cause termination, 50% of your unvested stock options will vest immediately as of the date the CFO duties are reassigned.

Benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is an employer services organization contracted by the Company to perform selected employer responsibilities on our behalf. As a result of the Company's arrangement with TriNet, TriNet will be
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considered your employer of record for payroll, benefits, and other functions involving employer related administration, including your new hire enrollment processing. However, as Entrust is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished.

A summary of the benefit plan is enclosed. TriNet will be sending you a package that includes more complete benefit information along with certain forms that are required for employment.

With the exception of the provision for at will employment described below, Entrust Technologies Inc. and/or TriNet may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook or as otherwise communicated to you, in whole or part, at any time, with or without notice, and Entrust Technologies Inc. may change or terminate the TriNet relationship at any time.

As with all employees, your employment with the Company is at will. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual unless except through a written agreement signed by the CEO of the company.

This employment at will offer is contingent upon the following:

 .    Your signing the following agreements and returning with your offer letter: Entrust's Conflict of Interest and Intellectual Property and Confidentiality. By accepting this offer of employment at will, you also agree to any terms and conditions contained in those documents as written. (included with this letter)

 .    Your completing the employment application (included in TriNet package)

 .    Your ability to provide documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986. Please review the enclosed "List of Acceptable Documents", and provide the appropriate ones to your manager on your first day of employment. (included in TriNet package)

 .    Your satisfactory completion of our pre-employment background investigation. The authorization form should be completed and faxed, within two business days, to Tina Trenkamp at 510/352-6480. Upon your request, we will identify any consumer reporting agency involved in this process so that you may, if

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     you wish, seek access to its records as provided under the relevant statute. (included in TriNet package)

 .    Your taking, and receiving a negative result on, a drug screen designed to detect the current use of illegal drugs. Included with the TriNet package will be an information sheet describing the drug screen procedure and the location of the lab or clinic closest to your home address. If you either fail to take the test, or secure a positive result, you may not reapply for a twelve month period.

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party and is not an employment agreement for a year or any other specified term.

To accept and confirm your start date, or to decline this employment at will offer, please contact me or Tracey Love at 972-994-8012 within five days of this letter's date. Please sign and return the original offer letter along with all other required documentation to Tracey on or before your first day of employment.

Sincerely,

/s/ John A. Ryan

John A. Ryan
President

I have read, understood, and therefore, accept this offer of employment at will, as set forth above, and will report on _______________ __.

Signature: /s/Michele L. Axelson           Date: 7/3/98
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Upon your acceptance of this offer as set forth above, please provide or confirm your social security number and date of birth. This will facilitate your enrollment on our payroll and employee benefit programs.

SS#: _____________________

Date of Birth:_____________

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